CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference on Form S-3 of Applied UV, Inc. and Subsidiaries for the year ended December 31, 2020 of our report dated March 30, 2021 relating to our audit of the consolidated financial statements of Applied UV, Inc. and Subsidiaries as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2020, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey

July 1, 2022